Exhibit 99.1

Q2 2026 Earnings Conference Call

August 13, 2026

5:00 PM ET

Presenter Dial-In (US/Canada Toll Free): 1-866-250-8117

International Dial-In: 1-412-317-6011

Presenters are asked to please connect a minimum of 15 minutes prior to the conference start time. When the speakers are connected, the conference specialist will do a brief sound check for your line. You will also be asked to review the following items: verify conference title, the first speaker’s name and pronunciations of other speakers’ names, Q&A restrictions or priority questioners, who will read the safe harbor language, any questions regarding special services or requests.

Q&A Link: https://qa6.choruscall.com/contexweb/ViewQA/loginSortQA.htm

View Q&A Conference Code: 10210903

The link below provides access to the Q&A admin portal. There is no need to log in unless you would like to message the host directly during the call or view who has raised their hand to ask a question.

Operator

Good day, ladies and gentlemen. Thank you for standing by, and welcome to the Health In Tech second quarter 2026 earnings conference call. Currently, all participants are in listen-only mode. Later, we will conduct a question-and-answer session, and instructions will follow at that time. As a reminder, we are recording today’s call. If you have any objections, you may disconnect at this time.

Now I will turn the call over to Lori Babcock, Chief of Staff for the company. Ms. Babcock, please proceed.

Lori Babcock – Chief of Staff

Thank you, operator, and hello, everyone. Welcome to Health In Tech’s second quarter 2026 earnings conference call. Joining us today are Mr. Tim Johnson, Chief Executive Officer, and Ms. Julia Qian, Chief Financial Officer. Full details of our results can be found in our earnings press release and in our related Form 10-Q, recently filed with the SEC. These documents will be available on our Investor Relations website at healthintech.investorroom.com. As a reminder, today’s call is being recorded, and a replay will be available on our IR website as well.

Before we continue, please note that today’s discussion includes forward-looking statements made pursuant to the Safe Harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on information available as of today and involve risks, uncertainties, and assumptions that could cause actual results to differ materially from those expressed or implied, including those discussed in our quarterly report on Form 10-Q for the period ended June 30, 2026, filed with the SEC. Please review the forward-looking and cautionary statements section at the end of our earnings release for various factors that could cause actual results to differ materially from forward-looking statements made during our call today.

Except as expressly required by the federal securities laws, we undertake no obligation to update and expressly disclaim the obligation to update these forward-looking statements to reflect events or circumstances after the date of this call or to reflect new information or the occurrence of unanticipated events. We may also refer to certain financial measures not in accordance with generally accepted accounting principles, such as adjusted EBITDA, for comparison purposes only. Our GAAP results and reconciliations of GAAP to non-GAAP measures can be found in our earnings press release.

With that, I will now turn the call over to our CEO, Mr. Tim Johnson.

Tim Johnson – CEO

Thank you, Lori, and good afternoon, everyone. We appreciate you joining us today.

Before I get into the quarter, I want to take some time to reiterate, because I think it’s important, for everyone on this call to understand exactly what kind of company we are building toward.

Health In Tech is a young and a very dynamic company. We are still early in our journey. But we operate with a business model, a technology foundation, and a market opportunity in front of us that we believe will continue to drive enterprise value for the company. That is not about next quarter. It is a statement about the architecture and foundation of this business, and I want to spend my time today explaining why we believe that, because I think it matters more than any single quarter’s revenue print.

Let’s start with the macro picture.

We are living through the most consequential technology shift in enterprise software in a generation. Every industry that has historically run on manual, paper-based, relationship-only processes is being rebuilt around artificial intelligence, and insurance – and self-funded health insurance specifically – is one of the most underdeveloped, most opaque corners of that broader economy. As we’ve discussed before, self-funded health plans are estimated to generate around 20-30% savings for business employers through actively managing vendors and customizing its health plans. It represents nearly a one trillion-dollar self-funded insurance market, distributed through more than one million insurance brokers nationwide, and today our platform works with 933 of them. That is a fraction of one percent of the addressable distribution universe. Most AI implementations you read about in the news today are bolted onto legacy systems, built to automate a single task, or wrapped around a call center. That is not what we have built. We have built a marketplace that is connecting brokers, third-party administrators and carriers into one secured, AI enabled health insurance platform that is efficient, transparent, and ultimately, reduces costs through removing frictions. That distinction matters enormously as this market modernizes.

I want to be direct about something: not every company that says “AI” has actually built something differentiated. A lot of what passes for AI in financial services and insurance today is a thin layer of automation on top of decades-old infrastructure. What we have built at Health In Tech goes well beyond that. Our platform doesn’t just speed up a form – it ingests census data, parses experience data automatically, enables the carrier to build its specific underwriting criteria in-system in real time, and returns a bindable, execution-ready quote in a fraction of the time it takes using legacy tools. That is a fundamentally different value proposition than what brokers have had access to historically, and it is a fundamentally different value proposition than what most of our would-be competitors have brought to market to date.

I want to spend time here to talk about our Chief Technology Officer, Sri Rajagopalan, and the engineering team he has built. Sri spent the majority of his career at SAP and IBM – two of the largest enterprise software companies in the world – leading enterprise architecture and large-scale platform engineering for global, mission-critical systems. That is exactly the caliber of technical leadership a company like ours needs as we scale from a promising platform serving hundreds of brokers to critical infrastructure serving thousands of brokers, larger carriers, and larger employer groups. Under Sri’s leadership, and through our partnership with Ciklum, an Amazon Web Services Advanced Tier Service Partner, we have spent this year upgrading the front- and back-end architecture of our platform – consolidating quoting, underwriting, administration, and analytics into a single, unified environment, and building the data infrastructure that will allow us to layer in increasingly sophisticated AI capabilities without having to re-architect the platform every time we do it. That is the kind of investment that doesn’t always show up in a single quarter’s income statement, but it is exactly the kind of investment that determines whether a platform company can actually scale, or whether it hits a ceiling. We do not intend to hit a ceiling.

I am also proud of what this has translated into for our distribution partners in practice. In the second quarter, we grew our distribution partner network to 933 brokers, third-party administrators and agencies, up nearly 20% from a year ago. We rolled out a significant platform update that included enhanced Census Insights, expanded large-group quoting functionality, automated experience data parsing, AI-driven risk insights, and direct broker-to-underwriter messaging inside the platform itself. Brokers are telling us, in real time, that this is changing how they work. That adoption curve is the leading indicator for everything else we’re going to talk about today.

Now, I want to spend a meaningful amount of time on why we are changing how we talk about our business, because I think this is the single most important thing for investors to understand about where Health In Tech is today.

For the last several quarters, we have talked about Health In Tech primarily as a revenue growth story – and to be fair, we earned that framing. But a revenue growth story, on its own, undersells what is actually happening inside this business, and frankly, we believe it paints a limited picture quarter to quarter, because of how GAAP revenue recognition interacts with the way our policies are actually sold and onboarded.

Here is the reality: this is not a company that should be judged quarter-by-quarter on a single reported revenue line. This is a young, still-evolving platform business, continuing to establish itself in the small-cap world, with a business model that generates contractually locked-in revenue well ahead of when that revenue actually gets recognized on our income statement. When we sell a policy, we don’t recognize that revenue all at once – it gets recognized ratably, month by month, over the 12- or 36-month life of that policy. That means the revenue we report in any given quarter is really a lagging, indicator of the underlying momentum of the business. In our view, the leading indicator – the one that actually tells you where this Company is headed – is what we’ve contracted, what we’ve sold, and what is already locked in and simply waiting to be recognized.

That is precisely what happened this quarter, and I want to explain it plainly rather than let anyone read more into a single number than they should. During the second quarter we onboarded a new carrier partner, and as part of that onboarding, the effective dates of a number of policy placements shifted into subsequent quarters. That timing shift is the primary reason our reported GAAP revenue for the second quarter came in at $8.1 million, down from $9.3 million a year ago. I want to be unambiguous: this was not a demand problem, it was not a churn problem, and it was not a platform problem. It was a timing factor tied to onboarding a new carrier onto our platform – the very kind of carrier expansion that, as we discussed last quarter, is core to our long-term growth strategy, because more carriers means more underwriting choice, better pricing outcomes for employers, and higher conversion for our brokers.

This is exactly why we believe Contracted Revenue and Pipeline Revenue are the metrics that actually tell you what’s happening inside Health In Tech – and it’s why you should expect us to lead with these metrics from this point forward. Contracted Revenue – meaning revenue that is contractually committed under active policies and that simply has not yet been recognized under GAAP – totaled $32.3 million for the first half of 2026,. Beyond what’s already contracted, our Pipeline Revenue – policies currently in quoting or binding status, plus policies contracted since quarter-end – stood at $66.3 million as of July 31this year

Julia is going to walk you through the details in a moment, because I want to spend more of our time today on where this business is going, not re-hashing a single quarter.

Let me talk about what’s coming, because this is where I think the growth story really comes into focus.

We made a genuine proof point this quarter on our Three-Year Rate Stabilization Program – we contractually secured our first employer group under that program, taking it from concept to a live, bound plan. This is an important milestone as we advance toward the program’s anticipated launch in the capital markets. The program is designed to provide budgetary certainties for healthcare costs – often the second largest expense in the P&L for many corporations. For large enterprises, particularly governmental agencies and municipalities, multi-year budget certainty is well received compared to the potential for unpredictable annual healthcare cost hikes. We are currently engaged with several high-profile governmental organizations evaluating participation, and we expect to provide additional updates in the coming months.

We also remain on track to officially launch HitRix in the second half of this year. This platform is genuinely new — because HitRix is not an incremental feature update. We believe it is the first true marketplace built for the large group self-funded stop-loss market, which is a segment defined by claims-data complexity, multiple managing general underwriters and carriers competing for business, and a manual, fragmented process that has not meaningfully changed in decades.

To put this in context, eDIYBS, our existing platform, serves the small group market, where the process is very different. The small groups market itself is highly concentrated with only a handful of stop-loss carriers. HitRix, conversely, is purpose-built for large groups, generally 100 individuals and above, where the underwriting process is fundamentally different and the marketplace opportunity is much larger.

HitRix introduces several first-of-their-kind capabilities to this market: proprietary data parsing that transforms hours of broker preparation into minutes; a competitive marketplace that lets brokers efficiently reach an unlimited number of underwriters simultaneously; real-time comparison and analytics tools that no other platform in the market offers today; and a “Buy Now” function that can compress what has historically been a weeks-long negotiation into a same-day close.

It is a marketplace distinct from anything we have brought to this platform to date, and we believe it opens up a meaningful new growth avenue for this Company. We expect and look forward to sharing more at launch.

I also want to set the stage for how we intend to fund this next phase of growth.

I want to close my remarks the way I opened them. Health In Tech is a fast growing young company. We have a technology foundation built by a world-class engineering team, a business model that generates real, contractually locked-in revenue well ahead of recognition, a distribution network that is growing nearly 20% year over year, and a market opportunity measured in the hundreds of billions of dollars where our current penetration remains below one-tenth of one percent. We believe the combination of these four key things should help continuously drive the enterprise value of the company That is the story we are building, and I could not be more excited about where this is headed.

Before Julia walks through the financials, let me give you a bit more color on how our distribution engine performed this quarter.

To put a finer point on the partner number I mentioned earlier: we ended the second quarter with 933 distribution partners – brokers, third-party administrators and agencies – up 19.9% from 778 a year ago. That growth came the same way it has all year: through a capital-light, partner-driven model, where our in-house team focuses on onboarding and activating partners rather than selling directly into employer accounts. That’s what allows us to keep growing our distribution footprint without a linear increase in fixed cost.

The carrier onboarding that affected the timing of some of this quarter’s revenue is a good example of the trade-off we’re willing to make. Short-term, it shifted some policy effective dates into later quarters. Long-term, it gives our brokers more underwriting choice on the same employer groups, which we believe improves close rates and strengthens retention. We would make that trade every time.

We continue to see this industry as relationship-driven today, but structurally underserved by technology, and that is the gap we intend to keep closing – through direct broker engagement, industry conferences, and a platform that keeps getting easier for brokers to use and harder for them to walk away from.

With that, I’ll now turn it over to Julia.

Julia Qian – CFO

Thank you, Tim, and good afternoon, everyone.

I’m going to keep my remarks focused and brief, because Tim has already walked you through certain considerations around this quarter’s numbers. I want to use my time simply to walk through the figures themselves, through the lens of the metrics we introduced last quarter – contracted revenue and platform placed plan value – because those are the numbers that we believe most accurately reflect the underlying health of this business. Contracted Revenue – meaning revenue that is contractually committed under active policies and that simply has not yet been recognized under GAAP – totaled $32.3 million for the first half of 2026. Of that, $17.3 million was already recognized as GAAP revenue in the first half of 2026, with the remaining $14.0 million expected in the second half of 2026 and $1.0 million in 2027,. Beyond what’s already contracted, our Pipeline Revenue – policies currently in quoting or binding status, plus policies contracted since quarter-end – stood at $66.3 million as of July 31, of which $1.9 million was contracted, the remaining $64.4 million with an expected conversion rate of 15% to 40%. With five more months remaining in 2026, the expanded sales team will continue to expand its Pipeline revenue through adding more brokers, third-party administrators and our distribution channels. Together, these are the numbers I would encourage you to assess for future revenue visibility, and they underpin our decision to reaffirm full-year 2026 revenue guidance of $45 million to $50 million. That is real, forward revenue visibility extending well into next year, and it is a very different picture than what a single quarter’s top-line print can tell you.

Now turning to Platform Placed Plan Value, or PPPV, which represents the aggregate contractual value of the self-funded stop-loss plans placed through our platform – including premium, claim funding and administrative fees – measured over each plan’s full contractual term. I want to be clear that PPPV is a measure of platform transaction volume, not an indication of our own revenue or take rate.

On reported GAAP revenue, total revenue for the second quarter was $8.1 million, down 13.5% from $9.3 million in the second quarter of 2025. As Tim explained, this decrease reflects the timing of a new carrier onboarding that shifted certain policy effective dates into future periods, not a change in underlying demand. The onboarding of a new carrier and certain related portfolio transfers between carriers were designed to provide greater options and flexibility to employers, and as a result, the number of accounts receivable days, or AR days, in the first half of this year, was 55 days versus 20 days in the first half of 2025, which is not uncommon to us. We have ample experience and a track record of managing AR days – for example, there were 42 AR days in 2023, 29 in 2024, and 14 AR days in 2025.

For the first six months of 2026, total revenue was $16.8 million, compared to $17.3 million for the first six months of 2025. Turning to profitability, adjusted EBITDA was negative $1.3 million for the quarter and negative $2.6 million for the first half of 2026, compared to positive $1.6 million and $2.8 million, respectively, in the prior year periods. Net loss for the quarter was $2.5 million, or $(0.04) per diluted share, compared to net income of $0.6 million, or $0.01 per diluted share, in the prior year period, and Net loss was $4.1 million for the first half of 2026, or $(0.07) per diluted share, compared to net income of $1.1 million, or $0.02 per diluted share, in the prior year period. This reflects our continued planned investment in sales, marketing and technology to support long-term growth, consistent with what we described entering this year.

Our total operating expenses for the quarter were $7.4 million, compared to $5.6 million same period last year. Sales and marketing expenses were $2.2 million, compared to $1.2 million same period last year, as we continue to invest in expanding our distribution footprint. General and administrative expenses were $4.3 million, compared to $3.8 million same period last year, and research and development expenses were $0.9 million and we capitalized $0.8 million of software development costs, compared to $0.6 million and $0.9 million, respectively, [same period last year, reflecting continued investment in our technology platform under Sri’s leadership.

Turning to our balance sheet, we ended the quarter with $6.5 million in cash and cash equivalents and $11.8 million in working capital, compared to $8.1 million in cash and cash equivalents and $9.5 million in working capital a year ago. Operating cash used improved to $2.9 million in the second quarter, compared to $3.3 million in the first quarter, reflecting continued discipline in working capital management. Total assets at quarter end were $29.6 million, and total stockholders’ equity was $19.6 million, compared to $22.2 million and $16.4 million, respectively, same period last year. Our balance sheet remains healthy and appropriately positioned to execute on our products developments plan.

In summary, this was a quarter of continued, deliberate investment. The GAAP revenue number reflects a timing shift, not a change in the trajectory of the business, and we believe contracted revenue and platform placed plan value are the clearest windows into where this Company is actually headed.

With that, I’ll now turn it back to Lori.

Thank you Julia and Tim for these prepared remarks, and now we would like to open the call up to our community for any questions they might have.

Operator

Question-and-Answer Session

Operator

Thank you. Seeing no more questions in the queue, let me turn the call back to Mr. Johnson for closing remarks.

Tim Johnson– CEO

Thank you, operator, and thank you all for joining us today.

Before we close, I want to leave you with this. Health In Tech was not built to be a marginally better version of how self-funded insurance has always been sold. We built this Company to replace a process that has been slow, opaque, and expensive for employers for decades — and we are doing exactly that, every single day, at scale. Every quote our platform generates in minutes instead of weeks, every carrier we add to widen competitive pricing, every plan we streamline into a single, transparent framework — that is real money staying in the pockets of the businesses and employees who trust us with their healthcare plans. Collectively, our platform has already helped employers avoid hundreds of thousands of dollars in unnecessary costs, and as we scale into larger employer groups and expand our carrier network, that number grows with us.

This team knows how to execute. We have grown this business profitably, we have built and shipped technology most companies our size couldn’t attempt, and we have done it with capital discipline every step of the way. We are not asking you to take our growth story on faith — we are asking you to look at what we have already built, and to measure us against what we do next.

We are just getting started. Thank you all for your continued trust and partnership, and we look forward to updating you again next quarter.

With that, I’ll now turn it back to Lori for our closing statement.

Lori Babcock - CoS

This is all the time we have for today. This concludes the Heath in Tech Q2 2026 investor earnings conference call.

We encourage our community to continue to reach out to us and we can answer any questions that you have individually. You can send your questions into us at ir@healthintech.com

We would like to thank all our listeners, shareholders, analysts, and others who have taken the time to listen to our earnings call. We urge you to refer to our latest SEC filings for any information that you need. This call will be available from our website in the investors section, and you will find the link there.

To be alerted to news, events, and other information in a timely manner, we recommend following us on all our social media channels, sign up to our newsletter, and explore our website at www.healthintech.com.

Thank you everyone participating and listening to the call today.

Operator

Thank you all again. This concludes the call. You may now disconnect.

Operator

Thank you all again. This concludes the call. You may now disconnect.